Exhibit 10.1

NANOPOLARIS, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

June 13, 2006

i.

5.7 5.8 5.9 5.10 5.11	Amendments and Waivers	5
	Severability	5
	Aggregation of Stock	5
	Entire Agreement	5
	Counterparts	5

EXHIBIT A	Amended and Restated Certificate of Incorporation

EXHIBIT B	Investors’ Rights Agreement

EXHIBIT C	Voting Agreement

EXHIBIT D	Agreement to Provide Additional Capital

ii.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made on the 13th day of June, 2006, among NanoPolaris, Inc., a Delaware corporation (the “Company”), and Arrowhead Research Corporation, a Delaware corporation (“Investor”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Stock.

1.1 Sale and Issuance of Series A Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the “Restated Certificate”).

(b) Subject to the terms and conditions of this Agreement, Investor agrees to purchase at the Closing (as defined herein) and the Company agrees to sell and issue to Investor at the Closing, Two Million Eight Hundred Eighty-Nine Thousand (2,889,000) shares of the Company’s Series A Preferred Stock for a purchase price of $1.0384 per share.

1.2 Closing. The purchase and sale of the Series A Preferred Stock hereunder shall take place at the offices of Arrowhead Research Corporation, 201 South Lake Avenue, Suite 703, Pasadena, California, 91101, at 10:00 A.M. on June 1, 2006, or at such other time and place as the Company and Investor mutually agree upon orally or in writing (which time and place are designated as the “Closing”). At the Closing, the Company shall deliver to Investor a certificate representing the Series A Preferred Stock that such Investor is purchasing against payment of the purchase price therefor by wire transfer.

2. Representations and Warranties of Investor. Investor hereby represents, warrants and covenants that:

2.1 Authorization. Such Investor has full power and authority to enter into this Agreement, the Investors’ Rights Agreement (as defined below) and the Voting Agreement (as defined below), and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement and the Voting Agreement may be limited by applicable federal or state securities laws.

2.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement, such Investor hereby confirms that the Series A Preferred Stock to be received by such Investor and the Common Stock issuable upon conversion thereof (collectively, the “Securities”) will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

2.3 Disclosure of Information. Such Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Series A Preferred Stock. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series A Preferred Stock and the business, properties, prospects and financial condition of the Company.

2.4 Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series A Preferred Stock. If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the Series A Preferred Stock.

2.5 Accredited Investor. Such Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

2.6 Restricted Securities. Such Investor understands that the Securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”), only in certain limited circumstances. In the absence of an effective registration statement covering the Securities or an available exemption from registration under the Act, the Series A Preferred Stock (and any Common Stock issued on conversion thereof) must be held indefinitely.

2.7 Legends. It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

(a) “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

(b) Any legend required by applicable laws.

3. Conditions of Investor’s Obligations at Closing. The obligations of Investor under Section 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

3.1 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

3.2 Compliance Certificate. The President of the Company shall deliver to Investor at the Closing a certificate stating that the conditions specified in Section 3.1 has been fulfilled.

3.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities in the Closing pursuant to this Agreement shall be duly obtained and effective as of the Closing, other than such authorizations, approvals or permits or other filings which may be timely made after the Closing.

3.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

3.5 Restated Certificate. The Restated Certificate of the Company shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing.

3.6 Secretary’s Certificate. Investor shall have received from the Company’s Secretary a certificate having attached thereto (i) the Company’s Certificate of Incorporation as in effect at the time of the Closing, (ii) the Company’s Bylaws as in effect at the time of the Closing, (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby, and (iv) resolutions approved by the Company’s stockholders authorizing the filing of the Restated Certificate.

3.7 Investors’ Rights Agreement. The Company and Investor shall have entered into the Investors’ Rights Agreement in the form attached hereto as Exhibit B (the “Investors’ Rights Agreement”).

3.8 Voting Agreement. Unidym, Inc., a California corporation (“Unidym”), Investor and the Company shall each have entered into the Voting Agreement in the form attached hereto as Exhibit C (the “Voting Agreement”).

3.9 Agreement to Provide Additional Capital. The Company and Investor shall have entered into the Agreement to Provide Additional Capital attached hereto as Exhibit D (the “Additional Capital Agreement”).

4. Conditions of the Company’s Obligations. The obligations of the Company to Investor under this Agreement in connection with the Closing are subject to the fulfillment on or before the Closing of each of the following conditions:

4.1 Representations and Warranties. The representations and warranties of Investor contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

4.2 Payment of Purchase Price. Investor shall have delivered to the Company the purchase price specified in Section 1.1(b) on or prior to the Closing.

4.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities in the Closing pursuant to this Agreement shall be duly obtained and effective as of the Closing, other than such authorizations, approvals or permits or other filings which may be timely made after the Closing.

4.4 Investors’ Rights Agreement. The Company and Investor shall have entered into the Investors’ Rights Agreement.

4.5 Voting Agreements. Unidym, Investor and the Company shall each have entered into the Voting Agreement.

4.6 Additional Capital Agreement. The Company and Investor shall have entered into the Additional Capital Agreement.

5. Miscellaneous.

5.1 Survival. The warranties, representations and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Investor or the Company.

5.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

5.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten days’ advance written notice to the other parties hereto.

5.6 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

5.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Common Stock that is issuable or issued upon conversion of the Series A Preferred Stock sold pursuant to this Agreement. Any amendment or waiver effected in accordance with this Section 5.7 shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

5.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.9 Aggregation of Stock. All shares of the Series A Preferred Stock or Common Stock issued upon conversion thereof held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.10 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

5.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY: NANOPOLARIS, INC. a Delaware corporation

By:	/S/ R. Bruce Stewart
President

Address:	201 South Lake Avenue, Suite 703 Pasadena, CA 91101 Fax No. (626) 304-3401

INVESTOR: ARROWHEAD RESEARCH CORPORATION a Delaware corporation

By:	/s/ R. Bruce Stewart
R. Bruce Stewart Chief Executive Officer

Address:	201 South Lake Avenue, Suite 703 Pasadena, CA 91101 Fax No. (626) 792-5554